Exhibit 99.1

C1 Financial Reports 2014 Fourth Quarter Results

St. Petersburg, FL, January 28, 2015 - C1 Financial, Inc. (NYSE:BNK) today reported net income of $1.3 million, or $0.08 per diluted common share for the fourth quarter of 2014 (“4Q14”), compared to $2.6 million, or $0.18 per diluted common share for the third quarter of 2014 (“3Q14”). On a non-GAAP basis, operating net income, which excludes real estate-related valuation allowances incurred in relation to the FDIC-assisted acquisition of First Community Bank of Southwest Florida in 2013, was $2.8 million, or $0.17 per diluted common share for 4Q14. Please refer to the last table in this release for the explanation of non-GAAP financial measures.

MESSAGE FROM PRESIDENT & CHIEF EXECUTIVE OFFICER

Trevor Burgess, President & Chief Executive Officer of C1 Financial, Inc. stated, “We originated $489 million in new loans in 2014, which allowed for C1 Bank’s originated loans outstanding to grow by nearly 37% in 2014. As a percentage of overall loans, C1 Bank’s originated loans grew to 71%, up from 58%, at the end of 2013. We are excited by the robust pipeline of new clients as we enter 2015.”

4Q14 showed seven positive trends in our operating figures:

1.	We originated $139 million in new loan relationships in the quarter resulting in 37% year-to-date growth in C1 Bank originated loans outstanding. C1 Bank originated loans outstanding grew by $83 million in the quarter and $226 million in the year. Overall loans outstanding ended the year at $1.189 billion (up 4.8% from the prior quarter and up 12.9% from the end of 2013 as our acquired bank loans rolled off);

2.	Unfunded commitments ended the year at $189 million, up $8 million (+4.3%) during the quarter and present a clear opportunity for near-term loan funding;

3.	The quarter saw $26 million growth in core deposits bringing 2014 core deposit growth to $159 million. Core deposits reached 73.2% of total deposits at the end of 2014 compared to 66.8% at the end of 2013. Noninterest-bearing deposits represented 23.9% of total deposits at the end of 2014, up from 18.7% at the end of 2013. Cost of deposits fell 2 basis points (“bps”) to 50 bps compared to 3Q14 and fell 4 bps compared to 4Q13;

4.	Adjusted net interest margin (a non-GAAP measure which excludes the impact of purchase accounting) improved by 2 bps (from 4.03% to 4.05%). Strong loan funding took place late in the quarter, resulting in the modest improvement to adjusted net interest margin. We ended the year with excess cash of $51 million and had an average excess cash balance of $127 million during 4Q14;

5.	Net interest income was up $0.9 million compared to 3Q14, driven mainly by an increase in loan interest income, and helped by improvement in the deposit mix;

6.	In December 2014, we purchased $35 million in bank-owned life insurance (“BOLI”), which allowed for deployment of excess cash and which will enhance noninterest income once fully invested;

7.	C1 Bank originated nonperforming assets accounted for less than 1% of our total nonperforming assets (with C1 Bank originated nonperforming loans below 0.1% of C1 Bank loans outstanding). Our Texas Ratio ended at 29.3%, down from 52.5% at the end of 2013.

ASSETS

Total assets at the end of 2014 were $1.537 billion, slightly lower (-0.7%) than at the end of 3Q14, impacted by the repayment of $10.5 million in Federal Home Loan Bank (“FHLB”) advances and $3.0 million in subordinated debt. Total assets were $1.323 billion at the end of 2013.

LOANS

Total loans at the end of 2014 were $1.189 billion, up $54.2 million (+4.8%) from the end of 3Q14 and up $135.5 million (+12.9%) from the end of 2013. Loan growth in 4Q14 was mainly driven by strong loan originations of $139.0 million and funding of unfunded commitments, partially offset by selling small business administration (“SBA”) loans in the secondary market and by loans rolling off in the acquired portfolio, which decreased $28.6 million from $376.8 million to $348.2 million, or 7.6%, during 4Q14. The outstanding balance of C1 Bank originated loans grew $82.7 million, up 10.9% when compared to 3Q14. At the end of 2014, C1 Bank originated loans represented 71% of the loan portfolio, up from 67% at the end of 3Q14 and 58% at the end of 2013.

DEPOSITS

Total deposits at the end of 2014 were $1.168 billion, slightly higher (+0.2%) than at the end of 3Q14. Total deposits were $1.041 billion at the end of 2013. We continued our focus on improving deposit mix while we hold excess cash. The shift in the deposit mix provided for a 2 bps decline in the cost of deposits to 0.50% in 4Q14 from 0.52% in 3Q14, continuing to trend down from 0.54% in 4Q13.

ASSET QUALITY

Nonperforming assets totaled $55.8 million at the end of 2014, declining $2.8 million (-4.7%) compared to 3Q14 and down $9.0 million (-13.9%) from the end of 2013. The decline in 4Q14 was driven by a reduction of $3.0 million in other real estate owned (“OREO”) balances primarily from non-cash valuation allowance expense. This expense totaled $2.7 million, of which $2.1 million related to OREO acquired in the First Community Bank of Southwest Florida transaction, which took place in August 2013. The remaining reduction in OREO was due to OREO valuation allowance expense on previously acquired banks’ OREO ($0.6 million) and to the continued sale of properties. In 2014, we sold 60 properties and had approximately 90 remaining to sell at year end, with close to 30 loans remaining under foreclosure. As a percentage of total assets, nonperforming assets decreased to 3.63% at the end of 2014 compared to 3.78% at the end of 3Q14 and 4.90% at the end of 2013, and our Texas Ratio improved to 29.3% at the end of 2014 from 30.9% at the end of 3Q14 and 52.5% at the end of 2013. At the end of 2014, only $487 thousand, or less than 1.0% of total nonperforming assets, were related to loans originated by C1 Bank.

We had net charge-offs of $116 thousand in 4Q14 (0.04% of total average loans on an annualized basis), primarily related to charge-offs of classified acquired loans, which had been reserved for in previous periods. Total charge-offs of $552 thousand for 4Q14 included a $117 thousand charge-off related to a collateral-dependent purchased credit impaired loan from First Community Bank of Southwest Florida (based on a new appraisal). Strong recoveries of $436 thousand in 4Q14 allowed funding of the allowance for loan losses on net loan growth, resulting in a nominal reversal of provision for loan losses for 4Q14.

Our allowance for loan losses at the end of 2014 was $5.3 million (representing 0.45% of total loans), compared to $5.4 million (representing 0.48% of total loans) at the end of 3Q14 and $3.4 million (representing 0.32% of total loans) at the end of 2013. The reduction in 4Q14 compared to the previous quarter was mainly driven by the charge-offs of classified acquired loans which were previously reserved for. During 2014, our general reserves (per Accounting Standards Codification Topic 450) grew by $2.1 million, or 83%, from $2.6 million at the end of 2013 to $4.7 million at the end of 2014, and represented 89% of our total allowance for loan losses. This 83% growth compares to loan growth of 14% for loans covered by this reserve. On a non-GAAP basis (including remaining loan discount from acquired performing loans), the allowance plus discount amount totaled $8.9 million (representing 0.75% of total loans) at the end of 2014, compared to $8.2 million (representing 0.78% of total loans) at the end of 2013.

NET INTEREST INCOME AND MARGIN

Net interest income for 4Q14 totaled $14.9 million, up $0.9 million (+6.4%) from 3Q14, as we continue to grow our average loans balance.

Net interest margin for 4Q14 increased 6 bps to 4.24% from 4.18% in 3Q14, mainly driven by a 5 bps higher yield on loans (primarily due to higher accretion on acquired loans as a result of prepayments and despite the fact that loan funding took place late in the quarter) and an improvement in deposit mix. Adjusted net interest margin (which excludes the effect of purchase accounting) for 4Q14 was 4.05%, or 2 bps higher from 4.03% in 3Q14.

Our excess cash at the end of 2014 was $51.0 million, substantially lower than the $128.0 million at the end of 3Q14. However, our average excess cash (defined as our average available cash above our target liquidity level – See explanation of non-GAAP financial measures), was $127.1 million for 4Q14 as we increased loan balances and funded the $35 million in BOLI late in 4Q14. Our excess cash continues to present an opportunity for future net interest margin expansion as we deploy these balances into loans.

NONINTEREST INCOME

Noninterest income for 4Q14 totaled $1.6 million, down $0.2 million (-13.5%) from 3Q14, primarily due to a $566 thousand decrease in gain on sale of SBA loans (due to a longer funding period of originated SBA loans as well as the overall volatility of SBA sales) partially offset by a $261 thousand increase in gains on sales of OREO ($329 thousand in 4Q14 compared to $68 thousand in 3Q14) and a $56 thousand increase in service charges and fees ($582 thousand in 4Q14 compared to $526 thousand in 3Q14).

NONINTEREST EXPENSE & TAXES

Noninterest expense totaled $14.0 million in 4Q14, up $2.7 million (+24.2%) from 3Q14, primarily due to a $2.7 million increase in OREO valuation allowance expense. As the FDIC-assisted acquisition of First Community Bank of Southwest Florida took place just over one year ago, management elected to re-appraise many properties despite improving market conditions, to ensure that they continued to be held at fair value at year-end 2014.

Our income tax expense for 4Q14 was $1.1 million compared to $1.7 million in 3Q14. Included in income tax expense for 4Q14 was a $77 thousand prior period adjustment relating to 2012. The effective tax rate for the year 2014 was unusually high at 40.9%, mainly due to our nondeductible expenses representing a larger share of pre-tax income (as a result of the one-time charge-off of our only Shared National Credit in 2Q14 and OREO valuation allowances in 4Q14, which lowered our pre-tax income), combined with the prior period adjustment mentioned above.

EFFICIENCY

Our efficiency ratio was 85.0% in 4Q14, compared with 71.3% in 3Q14, mainly as a result of $2.7 million valuation allowances on previously acquired banks’ OREO. Our operating efficiency ratio, which excludes $2.1 million of OREO valuation allowance expense related to the acquisition of First Community Bank of Southwest Florida in 2013, was 72.1% for 4Q14. We also track closely average assets per employee and annualized revenue per employee, as measures of efficiency. Average assets per employee were $6.4 million in 4Q14 compared to $5.8 million in 4Q13, which reflected our continued growth in the balance sheet, while annualized revenue per employee was $307 thousand in 4Q14 compared to $328 thousand in 4Q13, as growth in revenue was offset by a higher number of average employees as we expanded our branch network.

NET INCOME AND OPERATING INCOME

Net income was $1.3 million for 4Q14 compared to $2.6 million for 3Q14. This corresponded to a return on average assets of 0.34% and 0.70% for 4Q14 and 3Q14, respectively, and a return on average equity of 2.84% and 6.47% for 4Q14 and 3Q14, respectively. Operating net income was $2.8 million for 4Q14, corresponding to an operating return on average assets of 0.72% and an operating return on average equity of 5.96%.

CAPITAL

Our consolidated Tier 1 leverage ratio was 11.95% and total risk-based capital ratio was 14.74% as of the end of 2014, compared to 12.32% and 15.45%, respectively, at the end of 3Q14. Additional capital ratios are presented in the financial tables.

PERSONNEL & OTHER MATTERS

In 1Q15, we plan to close the Franklin Street branch in Tampa, which will be consolidated with the Hyde Park branch (located approximately 1 mile away). We expect to continue to serve our Tampa clients while lowering noninterest expense.

OTHER EXCITING EVENTS DURING 4Q14

C1 Bank was listed as the sixth fastest-growing bank in the U.S. in a report issued by SNL Financial. As of June 30, 2014, C1 Bank posted a 472.3% asset growth over the prior 5 years.

In December 2014, the American Banker magazine named our President & CEO, Trevor Burgess, the Community Banker of the year.

On November 17th, C1 Bank opened a temporary branch in Miami Beach (the permanent branch is scheduled to open in late 2015), its 30th banking center and third in Miami-Dade County.

WEBCAST AND CONFERENCE CALL INFORMATION

C1 Financial, Inc. will host a webcast and conference call at 8:00 a.m. (ET) on January 29, 2015 to discuss fourth quarter 2014 results and other matters. To access the conference call, please dial 1-855-209-8212. The live webcast audio can be heard at http://www.videonewswire.com/event.asp?id=101453. For those unable to participate in the webcast, it will be archived on C1 Financial’s website at www.c1bank.com/ir.

C1 Financial, Inc. Information

Our name expresses our ideals to put our Clients 1st and our Community 1st. We are focused on serving the needs of entrepreneurs, tailoring a wide range of relationship banking services to entrepreneurs and their families, including commercial loans and a full line of depository products. We are based in St. Petersburg, Florida and operate from 30 banking centers and one loan production office on the West Coast of Florida and in Miami-Dade and Orange Counties. Now the 18th largest bank headquartered in the state of Florida by assets and the 16th largest by equity, having grown both organically and through acquisitions, we are the sixth fastest-growing bank in the country as measured by asset growth. Additional information is available at www.c1bank.com.

Forward-Looking Statements

In addition to historical information, this earnings release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or “may,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. There are a number of potential factors, risks and uncertainties that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These potential factors, risks and uncertainties are discussed in our Prospectus filed with the Securities and Exchange Commission on August 15, 2014.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this earnings release to conform our prior statements to actual results or revised expectations.

For further information contact: Trevor Burgess, President & Chief Executive Officer, 727-456-5808

Website: www.c1bank.com

C1 Financial, Inc.

Consolidated Balance Sheets - Unaudited

(Dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2014	2014	2013 (1)

ASSETS
Cash and cash equivalents	$185,703	$283,741	$143,452
Federal Home Loan Bank stock, at cost	9,224	9,696	8,210
Loans receivable, net	1,179,056	1,125,151	1,046,737
Premises and equipment, net	64,075	63,592	57,284
Other real estate owned, net	34,916	37,956	41,049
Bank-owned life insurance	43,907	8,867	8,748
Accrued interest receivable	3,490	3,131	3,013
Core deposit intangible	987	1,074	1,485
Prepaid expenses	5,243	5,961	2,071
Other assets	9,982	8,876	11,322
Total assets	$1,536,583	$1,548,045	$1,323,371

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest bearing	$278,543	$294,144	$194,383
Interest bearing	888,959	870,820	846,660
Total deposits	1,167,502	1,164,964	1,041,043

Federal Home Loan Bank advances	178,500	189,000	150,500
Other borrowings	-	3,000	3,000
Other liabilities	3,943	5,785	7,014
Total liabilities	1,349,945	1,362,749	1,201,557

Stockholders’ equity
Common stock, par value $1.00; 100,000,000 shares authorized	16,101	16,101	12,217
Additional paid-in capital	148,122	148,122	93,906
Retained earnings	22,415	21,073	15,691
Accumulated other comprehensive income	-	-	-
Total stockholders’ equity	186,638	185,296	121,814
Total liabilities and stockholders’ equity	$1,536,583	$1,548,045	$1,323,371

Period-end shares outstanding	16,100,966	16,100,966	12,216,932
Book value per share	$11.59	$11.51	$9.97

(1) Share and per share amounts have been restated to reflect the 7-for-1 reverse stock split completed on August 13, 2014.

C1 Financial, Inc.

Consolidated Income Statements - Unaudited

(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013 (1)	2014	2013 (1)

Interest income
Loans, including fees	$16,870	$16,028	$15,408	$63,351	$47,362
Securities	3	2	30	62	705
Federal funds sold and other	285	215	137	897	432
Total interest income	17,158	16,245	15,575	64,310	48,499

Interest expense
Savings and interest-bearing demand deposits	582	546	525	2,154	1,889
Time deposits	890	953	855	3,809	2,948
Federal Home Loan Bank advances	755	709	504	2,607	1,753
Other borrowings	12	15	15	56	60
Total interest expense	2,239	2,223	1,899	8,626	6,650

Net interest income	14,919	14,022	13,676	55,684	41,849
Provision (reversal of provision) for loan losses	(1)	207	1,371	4,814	1,218

Net interest income after provision for loan losses	14,920	13,815	12,305	50,870	40,631

Noninterest income
Gain on sale of securities	-	-	-	241	305
Gain on sale of loans	209	775	483	2,532	1,169
Service charges and fees	582	526	622	2,240	1,898
Bargain purchase gain	-	37	893	48	13,462
Gain on sale of other real estate owned, net	329	68	152	1,049	686
Bank-owned life insurance	42	41	39	160	173
Mortgage banking fees	-	-	84	47	590
Other noninterest income	392	350	522	1,421	3,365
Total noninterest income	1,554	1,797	2,795	7,738	21,648

Noninterest expense
Salaries and employee benefits	4,834	4,777	4,527	18,360	17,015
Occupancy expense	1,195	1,138	1,085	4,505	3,630
Furniture and equipment	712	673	533	2,666	1,841
Regulatory assessments	400	362	315	1,467	1,096
Network services and data processing	995	1,033	935	3,819	3,402
Printing and office supplies	119	77	145	389	481
Postage and delivery	74	52	59	255	256
Advertising and promotion	912	812	1,009	3,546	3,422
Other real estate owned related expense	543	511	495	2,168	2,163
Other real estate owned - valuation allowance expense	2,722	45	1,061	3,331	1,739
Amortization of intangible assets	86	117	167	498	434
Professional fees	746	750	832	2,920	2,785
Loan collection expenses	(5)	140	(98)	458	710
Merger related expense	-	-	(163)	-	1,010
Other noninterest expense	672	793	733	2,850	2,653
Total noninterest expense	14,005	11,280	11,635	47,232	42,637

Income before income taxes	2,469	4,332	3,465	11,376	19,642
Income tax expense	1,127	1,706	1,557	4,652	7,652

Net Income	$1,342	$2,626	$1,908	$6,724	$11,990

Weighted average shares outstanding - basic	16,100,966	14,572,140	11,611,641	14,112,443	11,108,040
Weighted average shares outstanding - diluted	16,100,966	14,572,140	11,611,641	14,112,443	11,123,826

Basic net income per share	$0.08	$0.18	$0.16	$0.48	$1.08
Diluted net income per share	0.08	0.18	0.16	0.48	1.08

(1) Share and per share amounts have been restated to reflect the 7-for-1 reverse stock split completed on August 13, 2014.

C1 Financial, Inc.

Average Balance Sheets - Unaudited

(Dollars in thousands)

	For the Three Months Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average	Income/	Yields/	Average	Income/	Yields/	Average	Income/	Yields/
	Balances (1)	Expense	Rates	Balances (1)	Expense	Rates	Balances (1)	Expense	Rates

Interest-earning assets
Loans receivable (2)	$1,145,230	$16,870	5.84%	$1,098,466	$16,028	5.79%	$998,142	$15,408	6.12%
Securities available for sale and other securities	250	3	4.56%	250	2	4.56%	250	29	44.88%
Federal funds sold and balances at Federal Reserve Bank	240,126	168	0.28%	222,894	129	0.23%	119,339	82	0.27%
Time deposits in other financial institutions	-	-	0.00%	-	-	0.00%	-	1	0.00%
FHLB stock	9,446	117	4.89%	9,152	86	3.71%	7,350	55	2.99%
Total interest-earning assets	1,395,052	17,158	4.88%	1,330,762	16,245	4.84%	1,125,081	15,575	5.49%
Noninterest-earning assets
Cash and due from banks	31,701			39,723			28,871
Other assets (3)	125,511			123,182			128,215
Total noninterest-earning assets	157,212			162,905			157,086
Total assets	$1,552,264			$1,493,667			$1,282,167

Interest-bearing liabilities
Interest-bearing deposits:
Time deposits	$324,347	890	1.09%	$346,037	953	1.09%	$314,354	855	1.08%
Money market	378,393	423	0.44%	354,146	390	0.44%	329,818	357	0.43%
Negotiable order of withdrawal (NOW) accounts	142,370	137	0.38%	139,175	135	0.38%	139,577	145	0.41%
Savings deposits	38,263	22	0.22%	38,130	21	0.22%	40,315	23	0.22%
Total interest-bearing deposits	883,373	1,472	0.66%	877,488	1,499	0.68%	824,064	1,380	0.66%
Other interest-bearing liabilities:
FHLB advances	183,860	755	1.63%	176,964	709	1.59%	132,235	504	1.51%
Other borrowings	2,446	12	1.96%	3,000	15	1.96%	3,000	15	1.98%
Total interest-bearing liabilities	1,069,679	2,239	0.83%	1,057,452	2,223	0.83%	959,299	1,899	0.79%
Noninterest-bearing liabilities and stockholders' equity:
Demand deposits	290,628			270,328			197,189
Other liabilities	4,687			4,954			10,052
Stockholders' equity	187,270			160,933			115,627
Total noninterest-bearing liabilities and stockholder's equity	482,585			436,215			322,868
Total liabilities and stockholders' equity	$1,552,264			$1,493,667			$1,282,167

Interest rate spread (taxable-equivalent basis)			4.05%			4.01%			4.70%
Net interest income (taxable-equivalent basis)		$14,919			$14,022			$13,676
Net interest margin (taxable-equivalent basis)			4.24%			4.18%			4.82%
Average interest-earning assets to interest-bearing liabilities			130.42%			125.85%			117.28%

(1)	Calculated using daily averages.
(2)	Average loans are gross, including nonaccrual loans and overdrafts (net of deferred loan fees and before the allowance for loan losses). Interest on loans includes net deferred fees and costs of $748 thousand, $515 thousand and $781 thousand in the three months ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively.
(3)	Other assets include bank-owned life insurance, tax lien certificates, OREO, fixed assets, interest receivable, prepaid expense and others.

C1 Financial, Inc.

Average Balance Sheets - Unaudited

(Dollars in thousands)

	For the Twelve Months Ended December 31,
	2014			2013
	Average	Income/	Yields/	Average	Income/	Yields/
	Balances (1)	Expense	Rates	Balances (1)	Expense	Rates

Interest-earning assets
Loans receivable (2)	$1,085,832	$63,351	5.83%	$807,173	$47,362	5.87%
Securities available for sale and other securities	452	62	13.76%	45,379	698	1.54%
Federal funds sold and balances at Federal Reserve Bank	207,010	523	0.25%	105,944	268	0.25%
Time deposits in other financial institutions	-	-	0.00%	133	7	5.14%
FHLB stock	8,779	374	4.26%	6,305	164	2.60%
Total interest-earning assets	1,302,073	64,310	4.94%	964,934	48,499	5.03%
Noninterest-earning assets
Cash and due from banks	39,209			37,940
Other assets (3)	122,203			104,924
Total noninterest-earning assets	161,412			142,864
Total assets	$1,463,485			$1,107,798

Interest-bearing liabilities
Interest-bearing deposits:
Time deposits	$350,592	3,809	1.09%	$262,140	2,948	1.12%
Money market	351,844	1,526	0.43%	292,262	1,267	0.43%
NOW accounts	142,588	542	0.38%	139,331	544	0.39%
Savings deposits	38,323	86	0.22%	34,994	78	0.22%
Total interest-bearing deposits	883,347	5,963	0.68%	728,727	4,837	0.66%
Other interest-bearing liabilities:
FHLB advances	167,884	2,607	1.55%	112,097	1,753	1.56%
Other borrowings	2,860	56	1.96%	3,000	60	2.00%
Total interest-bearing liabilities	1,054,091	8,626	0.82%	843,824	6,650	0.79%
Noninterest-bearing liabilities and stockholders' equity:
Demand deposits	250,268			153,276
Other liabilities	4,847			5,779
Stockholders' equity	154,279			104,919
Total noninterest-bearing liabilities and stockholder's equity	409,394			263,974
Total liabilities and stockholders' equity	$1,463,485			$1,107,798

Interest rate spread (taxable-equivalent basis)			4.12%			4.24%
Net interest income (taxable-equivalent basis)		$55,684			$41,849
Net interest margin (taxable-equivalent basis)			4.28%			4.34%
Average interest-earning assets to interest-bearing liabilities			123.53%			114.35%

(1)	Calculated using daily averages.

(2)	Average loans are gross, including nonaccrual loans and overdrafts (net of deferred loan fees and before the allowance for loan losses). Interest on loans includes net deferred fees and costs of $2.4 million and $1.6 million in the twelve months ended December 31, 2014 and December 31, 2013, respectively.

(3)	Other assets include bank-owned life insurance, tax lien certificates, OREO, fixed assets, interest receivable, prepaid expense and others.

C1 Financial, Inc.

Selected Quarterly Financial Data - Unaudited

(Dollars in thousands, except per share data)

	4Q14	3Q14	2Q14 (2)	1Q14 (2)	4Q13 (2)

Statement of Income Data
Interest income	$17,158	$16,245	$15,712	$15,195	$15,575
Interest expense	2,239	2,223	2,115	2,049	1,899
Net interest income	14,919	14,022	13,597	13,146	13,676
Provision (reversal of provision) for loan losses	(1)	207	4,572	36	1,371
Gain on sale of securities	-	-	241	-	-
Bargain purchase gain (loss)	-	37	(30)	41	893
Total noninterest income	1,554	1,797	2,347	2,040	2,795
Total noninterest expense	14,005	11,280	10,950	10,997	11,635
Income before income taxes	2,469	4,332	422	4,153	3,465
Income tax expense	1,127	1,706	192	1,627	1,557
Net income	1,342	2,626	230	2,526	1,908
Operating net income (1)	2,811	3,065	-	-	-

Selected Performance Metrics
Return on average assets	0.34%	0.70%	0.06%	0.74%	0.59%
Return on average equity	2.84%	6.47%	0.66%	8.03%	6.55%
Efficiency ratio (1)	85.0%	71.3%	69.7%	72.4%	70.6%

Operating return on average assets	0.72%	0.81%	-	-	-
Operating return on average equity	5.96%	7.56%	-	-	-
Operating efficiency ratio (1)	72.1%	70.2%	-	-	-

Full-time employees at period end	238	246	221	215	219
Revenue per average number of employees (1)	$307	$305	$343	$322	$328
Average assets per average number of employees (1)	6,414	6,356	6,759	6,358	5,776

Per Share Outstanding Data
Net earnings per share	$0.08	$0.18	$0.02	$0.20	$0.16
Diluted net earnings per share	0.08	0.18	0.02	0.20	0.16
Net operating earnings per share	$0.17	$0.21	$-	$-	$-
Diluted net operating earnings per share	0.17	0.21	-	-	-
Weighted average shares	16,101	14,572	13,232	12,500	11,612
Weighted average shares - diluted	16,101	14,572	13,232	12,500	11,612

Book value per share	$11.59	$11.51	$10.51	$10.49	$9.97
Tangible book value per share (1)	11.51	11.43	10.40	10.37	9.83
Common shares outstanding at period end	16,101	16,101	13,340	13,052	12,217

Market value at period end	$18.29	$18.13	N/A	N/A	N/A
Market range:
High	19.70	18.77	N/A	N/A	N/A
Low	15.98	16.66	N/A	N/A	N/A

Balance Sheet Data
Cash and due from banks	$185,703	$283,741	$258,944	$240,261	$143,452
Securities available for sale	-	-	-	938	-
Other securities (included in Other assets in consolidated balance sheet)	250	250	250	250	250
Total loans	1,188,522	1,134,351	1,062,701	1,044,786	1,053,029
Loans originated by C1 Bank (Nonacquired)	840,275	757,529	665,615	629,616	614,613
Loans not originated by C1 Bank (Acquired)	348,247	376,822	397,086	415,170	438,416
Net deferred loan fees	(4,142)	(3,759)	(3,323)	(3,036)	(2,880)
Loans receivable, gross (3)	1,184,380	1,130,592	1,059,378	1,041,750	1,050,149
Allowance for loan losses	(5,324)	(5,441)	(4,593)	(3,626)	(3,412)
Loans receivable, net	1,179,056	1,125,151	1,054,785	1,038,124	1,046,737
Total assets	1,536,583	1,548,045	1,449,214	1,412,871	1,323,371
Total interest-bearing deposits	888,959	870,820	882,303	889,717	846,660
Total deposits	1,167,502	1,164,964	1,135,451	1,115,282	1,041,043
Borrowings	178,500	192,000	168,500	153,500	153,500

Federal Home Loan Bank	178,500	189,000	165,500	150,500	150,500
Other	-	3,000	3,000	3,000	3,000
Total liabilities	1,349,945	1,362,749	1,309,023	1,275,955	1,201,557
Total stockholders’ equity	186,638	185,296	140,191	136,916	121,814
Tangible stockholders’ equity (1)	185,402	183,973	138,752	135,336	120,080

Selected Average Balance Sheet Data
Loans receivable, gross (3)	$1,145,230	$1,098,466	$1,056,231	$1,042,129	$998,142
Securities available for sale and other securities	250	250	1,050	260	250
Earning assets	1,395,052	1,330,762	1,271,290	1,208,825	1,125,081
Total assets	1,552,264	1,493,667	1,426,124	1,379,656	1,282,167
Total interest-bearing deposits	883,373	877,488	889,932	882,652	824,064
Total deposits	1,174,001	1,147,816	1,118,423	1,093,175	1,021,253
Borrowings	186,306	179,964	162,028	154,224	135,235
Total stockholders’ equity	187,270	160,933	140,653	127,529	115,627

Yields Earned and Rates Paid
Loans receivable, gross (3)	5.84%	5.79%	5.87%	5.83%	6.12%
Adjusted loans receivable, gross (1),(4)	5.65%	5.65%	5.72%	5.59%	5.82%
Securities available for sale and other securities	4.56%	4.56%	10.79%	43.94%	44.88%
Earning assets	4.88%	4.84%	4.96%	5.10%	5.49%
Total interest-bearing deposits	0.66%	0.68%	0.68%	0.68%	0.66%
Total deposits	0.50%	0.52%	0.54%	0.55%	0.54%
Adjusted total deposits (1),(5)	0.50%	0.53%	0.55%	0.57%	0.55%
Borrowings	1.63%	1.59%	1.52%	1.47%	1.52%
Total interest-bearing liabilities	0.83%	0.83%	0.81%	0.80%	0.79%
Net interest margin (NIM)	4.24%	4.18%	4.29%	4.41%	4.82%
Adjusted NIM (1),(6)	4.05%	4.03%	4.12%	4.15%	4.49%

Capital Ratios
Total capital to risk-weighted assets	14.74%	15.45%	12.42%	12.48%	10.97%
Tier 1 capital to risk-weighted assets	14.33%	14.96%	11.98%	12.10%	10.62%
Tier 1 leverage ratio	11.95%	12.32%	9.73%	9.80%	9.36%
Tangible Equity / Tangible Assets (1)	12.08%	11.89%	9.58%	9.59%	9.09%
Equity / Assets	12.15%	11.97%	9.67%	9.69%	9.20%
Average Equity / Average Assets	12.06%	10.77%	9.86%	9.24%	9.02%

Asset Quality Ratios
Total nonperforming loans to loans receivable	1.76%	1.82%	2.02%	2.08%	2.26%
Total nonperforming assets to total assets	3.63%	3.78%	3.98%	4.24%	4.90%
Allowance for loan losses to nonperforming loans	25.48%	26.39%	21.41%	16.71%	14.35%
Annualized net charge-offs (recoveries) to total average loans	0.04%	(0.23)%	1.37%	(0.07)%	0.42%
Nonacquired net charge-offs (recoveries) to average nonacquired loans	0.00%	(0.08)%	2.46%	0.00%	0.01%
Allowance for loan losses to total loans receivable	0.45%	0.48%	0.43%	0.35%	0.32%
Allowance for loan losses to nonacquired loans	0.63%	0.72%	0.69%	0.58%	0.56%
Texas ratio (7)	29.3%	30.9%	40.3%	43.1%	52.5%

Asset Quality Data
Nonacquired nonperforming assets	$487	$567	$507	$144	$737
Nonaccrual loans	443	523	463	100	693
Other real estate owned (OREO)	44	44	44	44	44
Nonacquired restructured loans (8)	-	-	-	-	64
Nonacquired nonperforming assets to nonacquired loans plus OREO	0.06%	0.07%	0.08%	0.02%	0.12%

Acquired nonperforming assets	$55,323	$58,005	$57,224	$59,797	$64,094
Nonaccrual loans	20,451	20,092	20,990	21,604	23,089

OREO	34,872	37,912	36,234	38,193	41,005
Acquired restructured loans	906	913	921	927	916
Acquired nonperforming assets to acquired loans plus OREO	14.44%	13.99%	13.21%	13.19%	13.37%

Total nonperforming assets	$55,810	$58,571	$57,731	$59,941	$64,831
Nonaccrual loans	20,894	20,615	21,453	21,704	23,782
OREO	34,916	37,956	36,278	38,237	41,049
Total restructured loans	906	913	921	927	980
Total nonperforming assets to total loans plus OREO	4.56%	5.00%	5.25%	5.53%	5.93%

Net charge-offs (recoveries)	$116	$(641)	$3,605	$(178)	$1,056
Charge-offs	552	157	4,418	168	1,713
Recoveries	(436)	(798)	(813)	(346)	(657)

Loan Composition
Nonacquired loans by type
Owner occupied commercial real estate	$124,067	$107,530	$97,458	$68,222	$71,662
Nonowner occupied commercial real estate	311,239	275,598	240,886	204,725	201,225
Commercial	58,809	58,450	55,031	50,433	55,804
Construction	88,072	75,126	52,238	71,144	66,925
1-4 family residential real estate	123,421	116,244	94,675	86,877	76,392
Multifamily commercial real estate	27,385	26,256	26,295	51,125	46,829
Secured by farmland commercial real estate	57,825	59,009	60,179	61,338	62,487
Consumer	49,457	39,316	38,853	35,752	33,289
Acquired loans by type
Owner occupied commercial real estate	$107,169	$113,957	$118,854	$123,677	$132,834
Nonowner occupied commercial real estate	88,363	95,549	98,705	100,592	104,130
Commercial	16,551	24,423	26,840	30,243	29,707
Construction	19,364	20,069	21,092	21,745	24,049
1-4 family residential real estate	100,995	105,083	110,548	114,420	119,846
Multifamily commercial real estate	5,516	5,941	6,437	8,673	9,212
Secured by farmland commercial real estate	2,013	3,242	5,584	5,658	7,859
Consumer	8,276	8,558	9,026	10,162	10,779

New loan originations (9)	$139,009	$141,436	$163,611	$44,611	$129,936
Unfunded commitments (includes loans, unused lines and standby letters of credit)	189,049	181,224	158,557	111,954	111,086

Deposit Composition
Noninterest-bearing demand	$278,543	$294,144	$253,148	$225,565	$194,383
Interest-bearing demand/NOW	140,598	135,623	140,939	144,648	138,765
Money market and savings	435,105	398,000	383,259	379,303	362,591
Retail time	286,979	310,243	330,832	336,358	319,780
Jumbo time (10)	26,277	26,954	27,273	29,408	25,524

(1) See below for the Generally Accepted Accounting Principles (GAAP) reconciliation and explanation of non-GAAP financial measures.

(2) Share and per share amounts have been restated to reflect the 7-for-1 reverse stock split completed on August 13, 2014.

(3) Total loans, net of deferred loan fees and before the allowance for loan losses. Yield on gross loans is calculated on a 365-day basis and may differ from regulatory “Uniform Bank Performance Report” (UBPR) yield, which annualizes quarterly data by a factor of 4 (Section II, UBPR User’s Guide).

(4) Adjusted yield earned on loans receivable excludes loan accretion from the acquired loan portfolio.

(5) Adjusted rate paid on total deposits excludes amortization of premium for acquired time deposits.

(6) Adjusted net interest margin excludes loan accretion from the acquired loan portfolio, and amortization of premiums for acquired time deposits and Federal Home Loan Bank advances.

(7) Calculated as nonperforming assets divided by tangible stockholders’ equity plus allowance for loan losses.

(8) Restructured loans include accruing and nonaccrual troubled debt restructurings. Nonaccrual restructured loans are included in nonaccrual loans.

(9) New loan originations represent new loan commitments during the periods presented.

(10) Jumbo time deposits are deposits over $250 thousand.

C1 Financial, Inc.

Generally Accepted Accounting Principles (GAAP) Reconciliation and

Explanation of Non-GAAP Financial Measures

(In thousands, except per share and employee data)

Some of the financial measures included in this earnings release are not measures of financial performance recognized by GAAP. We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition and results of operations computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP measures that other companies use. The following tables provide a more detailed analysis of these non-GAAP financial measures.

	4Q14	3Q14	2Q14 (1)	1Q14 (1)	4Q13 (1)
Operating net income
Net income	$1,342	$2,626	$-	$-	$-
Addition to allowance for loan losses	117	533	-	-	-
Nonrecurring noninterest expense	2,127	182	-	-	-
Taxes on nonoperating items	(852)	(276)	-	-	-
Prior period tax adjustment	77
Operating net income	$2,811	$3,065	$-	$-	$-

Loan loss reserves
Allowance for loan losses	$5,324	$5,441	$4,593	$3,626	$3,412
Acquired performing loans discount	3,532	3,811	4,093	4,461	4,831
Total	$8,856	$9,252	$8,686	$8,087	$8,243
Loans receivable, gross	$1,188,522	$1,134,351	$1,062,701	$1,044,786	$1,053,029
Allowance for loan losses to total loans receivable	0.45%	0.48%	0.43%	0.35%	0.32%
Allowance plus performing loans discount to total loans receivable	0.75%	0.82%	0.82%	0.77%	0.78%

Efficiency ratio
Noninterest expense	$14,005	$11,280	$10,950	$10,997	$11,635
Nonrecurring noninterest expense	(2,127)	(182)	-	-	-
Adjusted noninterest expense	$11,878	$11,098	$10,950	$10,997	$11,635
Taxable-equivalent net interest income	$14,919	$14,022	$13,597	$13,146	$13,676
Noninterest income	$1,554	$1,797	$2,347	$2,040	$2,795
Gain on sale of securities	-	-	(241)	-	-
Adjusted noninterest income	$1,554	$1,797	$2,106	$2,040	$2,795
Efficiency ratio	85.0%	71.3%	69.7%	72.4%	70.6%
Operating efficiency ratio	72.1%	70.2%	-	-	-

Revenue and average assets per average number of employees
Interest income	$17,158	$16,245	$15,712	$15,195	$15,575
Noninterest income	1,554	1,797	2,347	2,040	2,795
Total revenue	$18,712	$18,042	$18,059	$17,235	$18,370
Total revenue annualized	$74,238	$71,580	$72,434	$69,898	$72,879
Total average assets	$1,552,264	$1,493,667	$1,426,124	$1,379,656	$1,282,167
Average number of employees	242	235	211	217	222
Revenue per average number of employees	$307	$305	$343	$322	$328
Average assets per average number of employees	$6,414	$6,356	$6,759	$6,358	$5,776

Tangible stockholders' equity and Tangible book value per share
Total stockholders' equity	$186,638	$185,296	$140,191	$136,916	$121,814
Less: Goodwill	(249)	(249)	(249)	(249)	(249)
Other intangible assets	(987)	(1,074)	(1,190)	(1,331)	(1,485)
Tangible stockholders' equity	$185,402	$183,973	$138,752	$135,336	$120,080

Common shares outstanding	16,101	16,101	13,340	13,052	12,217
Book value per share	$11.59	$11.51	$10.51	$10.49	$9.97
Tangible book value per share	11.51	11.43	10.40	10.37	9.83

Adjusted yield earned on loans
Reported yield on loans	5.84%	5.79%	5.87%	5.83%	6.12%
Effect of accretion income on acquired loans	(0.19)%	(0.14)%	(0.15)%	(0.24)%	(0.30)%
Adjusted yield on loans	5.65%	5.65%	5.72%	5.59%	5.82%

Adjusted rate paid on total deposits
Reported rate paid on deposits	0.50%	0.52%	0.54%	0.55%	0.54%
Effect of premium amortization on acquired deposits	0.00%	0.01%	0.01%	0.02%	0.01%
Adjusted rate paid on deposits	0.50%	0.53%	0.55%	0.57%	0.55%

Adjusted net interest margin
Reported net interest margin	4.24%	4.18%	4.29%	4.41%	4.82%
Effect of accretion income on acquired loans	(0.16)%	(0.11)%	(0.13)%	(0.21)%	(0.27)%
Effect of premium amortization on acquired deposits and borrowings	(0.03)%	(0.04)%	(0.04)%	(0.05)%	(0.06)%
Adjusted net interest margin	4.05%	4.03%	4.12%	4.15%	4.49%

Average excess cash
Average total deposits	$1,174,001	$1,147,816	$1,118,423	$1,093,175	$1,021,253
Borrowings due in one year or less	28,940	34,753	33,750	26,311	13,250
Total base for liquidity	$1,202,941	$1,182,569	$1,152,173	$1,119,486	$1,034,503
Minimum liquidity level (10% of base) (a)	$120,294	$118,257	$115,217	$111,949	$103,450
Average cash and cash equivalents (b)	271,827	262,617	239,171	210,403	148,210
Cash above liquidity level (b)-(a)	151,533	144,360	123,954	98,454	44,760
Less estimated short-term deposits	(24,421)	(28,440)	(24,662)	(22,260)	(9,054)
Average excess cash	$127,112	$115,920	$99,292	$76,194	$35,706

Tangible equity to tangible assets
Total stockholders' equity	$186,638	$185,296	$140,191	$136,916	$121,814
Less: Goodwill	(249)	(249)	(249)	(249)	(249)
Other intangible assets	(987)	(1,074)	(1,190)	(1,331)	(1,485)
Tangible stockholders' equity	$185,402	$183,973	$138,752	$135,336	$120,080

Total assets	$1,536,583	$1,548,045	$1,449,214	$1,412,871	$1,323,371
Less: Goodwill	(249)	(249)	(249)	(249)	(249)
Other intangible assets	(987)	(1,074)	(1,190)	(1,331)	(1,485)
Tangible assets	$1,535,347	$1,546,722	$1,447,775	$1,411,291	$1,321,637

Equity/Assets	12.15%	11.97%	9.67%	9.69%	9.20%
Tangible Equity/Tangible Assets	12.08%	11.89%	9.58%	9.59%	9.09%

(1) Share and per share amounts have been restated to reflect the 7-for-1 reverse stock split completed on August 13, 2014.

Definitions of Non-GAAP financial measures

Operating net income excludes certain expense items. Management believes that operating net income is important for investors looking to compare the Company’s operations over time.

Allowance for loan losses plus performing loan discount to total loans receivable adds the remaining discount on acquired performing loans to the allowance for loan losses to determine the total reserves and loan discounts established against our loans. Our management believes this metric provides useful information for investors to analyze the overall level of reserves in banks that have completed acquisitions with no allowance carryover.

Efficiency ratio is defined as total noninterest expense divided by the sum of taxable-equivalent net interest income and noninterest income. Noninterest income is adjusted for nonrecurring gains and losses on sales of securities. This ratio is important to investors looking for a measure of efficiency in the Company's productivity measured by the amount of revenue generated for each dollar spent.

Revenue per average number of employees is annualized total interest income and total noninterest income divided by the average number of employees during the period and measures the Company's productivity by calculating the average amount of revenue generated per employee. Average assets per average number of employees is average assets divided by the average number of employees during the period and measures the average value of assets per employee.

Tangible stockholders' equity is defined as total equity reduced by goodwill and other intangible assets. Tangible book value per share is tangible stockholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.

Adjusted yield earned on loans is our yield on loans after excluding loan accretion from our acquired loan portfolio. Our management uses this metric to better assess the impact of purchase accounting on yield on loans, as the effect of loan discounts accretion is expected to decrease as the acquired loans mature or roll off of our balance sheet.

Adjusted rate paid on deposits is our cost of deposits after excluding amortization of premium for acquired time deposits. Our management uses this metric to better assess the impact of purchase accounting on cost of deposits, as the effect of amortization of premium related to deposits is expected to decrease as the acquired deposits mature or roll off of our balance sheet.

Adjusted net interest margin is net interest margin after excluding loan accretion from the acquired loan portfolio and amortization of premiums for acquired time deposits and Federal Home Loan Bank advances. Our management uses this metric to better assess the impact of purchase accounting on net interest margin, as the effect of loan discounts accretion and amortization of premium related to deposits or borrowings is expected to decrease as the acquired loans and deposits mature or roll off of our balance sheet.

Average excess cash represents the cash and cash equivalents in excess of our minimum liquidity level (defined as 10% of average total deposits plus borrowings due in one year or less), minus Company estimated short-term deposits.

Tangible equity to tangible assets is defined as total equity reduced by goodwill and other intangible assets, divided by total assets reduced by goodwill and other intangible assets. This measure is important to investors interested in relative changes from period-to-period in equity and total assets, each exclusive of changes in intangible assets. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.